Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
DIVESTITURE OF BURLESON COUNTY PROPERTIES

FRISCO, TEXAS, July 1, 2015 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it has entered into a definitive purchase and sale agreement with a private company to sell Comstock's oil and gas properties in and around Burleson County, Texas for a sale price of approximately $115.0 million, subject to customary adjustments. The sale, which is subject to customary closing conditions, is expected to close in July 2015 and will have an effective date of May 1, 2015. Comstock intends to use the proceeds from the sale to fund its 2015 drilling program and to enhance the Company's liquidity as well as for other corporate purposes.

The properties being sold are producing approximately 1,900 barrels of oil per day and 5.5 million cubic feet ("MMcf") per day of natural gas.  At December 31, 2014, Comstock's proved reserves included approximately 3.7 million barrels of oil and 3.9 billion cubic feet of natural gas related to the interests being sold.  The Company expects to realize a pre-tax loss on the divestiture ranging from $100.0 to $110.0 million.  Taking the divestiture into account, Comstock revised its 2015 oil production guidance to 9,000 to 9,500 barrels per day and its natural gas production guidance to 125 to 150 MMcf per day.  Additionally, the Company announced that it has recently added approximately 10 MMcf per day of natural gas hedges at $3.20 per MMcf for the twelve months beginning on July 1, 2015.  The Company currently intends to continue to add additional hedges as opportunities develop.

"This sale strengthens our balance sheet by providing us with an opportunity to further improve our liquidity during a period of low oil and natural gas prices", stated M. Jay Allison, Chief Executive Officer of Comstock.

BMO Capital Markets served as exclusive financial advisor and Locke Lord LLP served as legal advisor to Comstock on the transaction.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.